Exhibit 23.1

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference of our report dated February 15, 2001, except as to Note P, which is as of March 19, 2001, relating to the financial statements and financial statement schedules included in Item 8 of this Annual Report on Form 10-K of Consolidated Edison, Inc. ("Con Edison") in:
(i) the Registration Statement on Form S-3 (No. 333-69013) relating to the Con Edison Automatic Dividend Reinvestment and Cash Payment Plan; (ii) the Registration Statement on Form S-8 (No. 333-04463-99) relating to the Con Edison 1996 Stock Option Plan; and (iii) the Registration Statement on Form S-8 (No. 333-48475) relating to The Consolidated Edison Discount Stock Purchase Plan.

PricewaterhouseCoopers LLP

New York, NY
March 29, 2001